UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                    ----------

                                     FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 OR 15(d) of The
                       Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): December 5, 2005

                                    GCI, INC.
              (Exact Name of Registrant as Specified in its Charter)

    Alaska                           0-5890                         91-1820757
---------------               ----------------------               ------------
(State or other              (Commission File Number)             (IRS Employer
jurisdiction of                                                   Identification
incorporation)                                                        No.)

      2550 Denali Street Suite 1000 Anchorage, Alaska                 99503
   -----------------------------------------------------            --------
         (Address of principal executive offices)                  (Zip Code)


       Registrant's telephone number, including area code: (907) 868-5600


                                      NONE
           -----------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01   Entry into a Material Definitive Agreement.

     On December 5, 2005, GCI, Inc.'s parent company, General Communication, Inc. ("GCI") entered into a definitive agreement to invest $29.5 million in Alaska DigiTel, LLC ("AKD"), an Alaska wireless provider. In exchange for the investment, GCI will receive a majority equity interest in AKD but will not own voting control of the venture. The investment will allow AKD to buy out certain investors, refinance most of its outstanding debt and maintain its existing business plan.

GCI will acquire its interest as a passive investment and does not plan any further direct business or resale relationships with AKD at this time. Under the agreement GCI is not required to make any further investments in AKD. GCI views its investment as an incremental way to participate in future growth of the wireless industry in Alaska. GCI's distribution agreement with Dobson Communications remains in full effect and GCI's existing cellular products will continue to compete with AKD in the Alaska market. Management of AKD will not change under the agreement.

GCI's majority equity investment is expected to result in the consolidation of AKD for financial reporting purposes. GCI's wireless earnings before interest expense, taxes, depreciation and amortization (EBITDA) are expected to increase by approximately $5.0 million for the year 2006, after the elimination of certain transport services provided to AKD. The agreement also provides for certain buy and sell options that are, in part, reciprocal to AKD. Buy and sell options allow GCI to acquire voting control of AKD or to divest its interest in the venture. The transaction is subject to customary closing conditions, including documentation and regulatory approvals and is expected to close on or about January 31, 2006.

Funds for the transaction will be provided from GCI's existing cash balances and its senior bank credit facilities.

GCI issued a press release dated December 7, 2005 announcing that it reached a definitive agreement. Such press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)   Not applicable.

(b) On December 5, 2005, Donne F. Fisher advised the Board of Directors of GCI that he has decided to retire from the Board effective immediately. Mr. Fisher, age 67, has served as a valued member of the Board since 1980 and until June of 2005 served as Chairman of the Board. Mr. Fisher was a member of GCI's Finance, Compensation, Executive, and Nominating and Corporate Governance committees of the Board of Directors.

      A copy of Mr. Fisher's resignation letter is attached as Exhibit 99.2 to this Current Report on Form 8-K.

(c)   Not applicable.

(d) Effective as of December 6, 2005, GCI appointed Scott M. Fisher to its Board of Directors to complete Mr. Donne F. Fisher's term, which ends at the time of GCI's 2007 annual meeting. Mr. Fisher, age 39, is the son of Donne F. Fisher and was appointed to serve on the Finance, Nominating and Corporate Governance, and Compensation committees of the Board of Directors.

      From 1998 to present, Mr. Fisher has been a partner of Fisher Capital Partners, Ltd., a private equity and real estate investment company located in Denver, CO. During that time, Fisher Capital owned and operated Peak Cablevision, a multiple system cable television operator with approximately 120,000 subscribers. At Peak Cablevision, he was responsible for television programming and corporate development. From June 1990 to April 1998, Mr. Fisher was Vice President at The Bank of New York and BNY Capital Resources Corporation, an affiliate of The Bank of New York, where he worked in the corporate lending and commercial leasing departments. Mr. Fisher serves on the advisory board of several private companies.

      Mr. Fisher qualifies as an "independent director," as the term is defined in the Nasdaq Stock Market corporate governance listing standards to which GCI is subject.

      There are no related party transactions between Mr. Fisher and GCI. Mr. Fisher has no family relation with any director or officer of GCI other than with Mr. Donne F. Fisher.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

    99.1  Press release of General Communication, Inc. dated December 7, 2005.
    99.2  Donne F. Fisher resignation letter dated December 5, 2005.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          GCI, INC.
                                          ---------------------------
                                                 (Registrant)

Date: December 8, 2005


                                          By /s/
                                          Name:  John M. Lowber
                                          Title: Secretary, Treasurer and
                                                 Director
                                                 (Principal Financial and
                                                 Accounting Officer)